EXHIBIT 99.2

NEWMARKET ELECTS MR. THOMAS E. GOTTWALD AS CHAIRMAN OF THE BOARD AND MR. CHARLES B. WALKER AS INDEPENDENT LEAD DIRECTOR

Richmond, VA, July 29, 2014 - NewMarket Corporation (NYSE: NEU) today announced that the Board of Directors has elected Thomas E. Gottwald to serve as Chairman of the Board of Directors. Thomas E. Gottwald has served as a Director since 1994 and as President and Chief Executive Officer since March, 2004. He will succeed Bruce C. Gottwald who is retiring from his duties as Chairman of the Board. Mr. Bruce C. Gottwald will continue to serve as a member of the Board.

The Company wishes to thank Bruce Gottwald for his 20 years of leadership as Chairman of the Company and for agreeing to continue to serve as a Director. During his 20 year tenure, the earnings per share of the Company increased more than 400 percent.

The Company also announced that Charles B. Walker has been elected as Independent Lead Director. Mr. Walker has served as a director of the Company since 1989 and is the former Vice Chairman and Chief Financial Officer of Albemarle Corporation. The appointments of the Chairman and Independent Lead Director will be effective immediately.

NewMarket Corporation through its subsidiaries, Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated chemical blends to market-general additive components, the NewMarket family of companies provides the world with the technology to make fuels burn cleaner, engines run smoother and machines last longer.

FOR INVESTOR INFORMATION CONTACT:

David A. Fiorenza

Investor Relations

Phone:	804.788.5555
Fax:	804.788.5688
Email:	investorrelations@newmarket.com